Exhibit 5.2

[COMPANY LETTERHEAD]

October 30, 2013

Springleaf Finance Corporation

601 N.W. Second Street

Evansville, IN 47708

RE:                           Springleaf Finance Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

I am Deputy General Counsel of Springleaf Finance Corporation, an Indiana corporation (the “Company”),and served as Indiana counsel for the Company in connection with the public offering of: (i) up to $300,000,000 aggregate principal amount of 6.00% Senior Notes due 2020 (the “New 2020 Notes”); (ii) up to $650,000,000 aggregate principal amount of 7.75% Senior Notes due 2021 (the “New 2021 Notes”); and (iii) up to $300,000,000 aggregate principal amount of 8.25% Senior Notes due 2023 (the “New 2023 Notes” and, together with the New 2020 Notes and New 2021 Notes, the “New Notes”). The New 2020 Notes are to be offered in exchange for a like principal amount of the issued and outstanding 6.00% Senior Notes due 2020 (the “Old 2020 Notes”) under the Indenture, dated as of May 29, 2013 (the “2020 Indenture”), by and between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of May 29, 2013 (the “2020 Registration Rights Agreement”), by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the initial purchasers of the Old 2020 Notes. The New 2021 Notes are to be offered in exchange for a like principal amount of the issued and outstanding 7.75% Senior Notes due 2021 (the “Old 2021 Notes”) under the Indenture, dated as of September 24, 2013 (the “2021 Indenture”), by and between the Company and the Trustee, as contemplated by the Registration Rights Agreement, dated as of September 24, 2013 (the “2021 Registration Rights Agreement”), by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the initial purchasers of the Old 2021 Notes. The New 2023 Notes are to be offered in exchange for a like principal amount of the issued and outstanding 8.25% Senior Notes due 2023 (the “Old 2023 Notes” and, together with the Old 2020 Notes and Old 2021 Notes, the “Old Notes”) under the Indenture, dated as of September 24, 2013 (the “2023 Indenture”), by and between the Company and the Trustee, as contemplated by the Registration Rights Agreement, dated as of September 24, 2013 (the “2023 Registration Rights Agreement”), by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the initial purchasers of the Old 2023 Notes.

In rendering the opinions set forth herein, I, or attorneys under my supervision, have examined and relied on originals or copies of the following:

(a)                                 the registration statement on Form S-4 relating to the New Notes to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”);

(b)                                 the Articles of Incorporation of the Company, as amended to date;

(c)                                  the Amended and Restated By-laws of the Company, as currently in effect;

(d)                                 a certificate, dated October 28, 2013, and a facsimile certificate bringdown thereof, dated October 30, 2013, each from the Secretary of State of the State of Indiana as to the Company’s good standing (collectively, the “Indiana Certificates”);

(e)                                  executed copies of the Indentures;

(f)                                   executed copies of the Registration Rights Agreements;

(g)                                  forms of the New Notes, included as an exhibit to the applicable Indenture; and

(h)                                 resolutions adopted by the board of directors of the Company relating to, among other matters, (a) the issuance and sale of the Old Notes and the issuance of the New Notes and (b) the authorization of the execution, delivery and performance by the Company of the documents listed under (e) — (g) above.

We have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  In making our examination of the executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, the execution and delivery by such parties of such documents and the validity and binding effect thereof on such other parties.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers of the Company and others and of public officials.

I am a member of the Bar of the State of Indiana and the foregoing opinions are limited to the laws of the State of Indiana. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

In rendering the opinions set forth below, I have assumed that the New Notes conform to the forms thereof examined by us;

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, I am of the opinion that:

1.              Based solely on the Indiana Certificates, the Company has been duly incorporated and is validly existing in good standing under the laws of the state of Indiana.

2.              The Company has the corporate power to execute, deliver and perform its obligations under the documents listed under (e) — (f)

above. Each of the documents listed under (e) — (f) above has been duly authorized, executed and delivered by the Company.

3.              The issuance of the New Notes has been duly authorized by all requisite corporate action on the part of the Company.

This opinion is being delivered by me solely in my capacity as an officer of the Company and by your acceptance hereof it is acknowledged and agreed by you that under no circumstances shall I be subject to personal liability for the opinions rendered herein.  The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, may rely on this opinion in connection with their opinion of even date herewith. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Jack R. Erkilla